UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2009

ABLEAUCTIONS.COM, INC.
(Exact name of Registrant as specified in charter)

Florida	000-28179	59-3404233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Suite 454 – 4111 Hastings Street
Burnaby, British Columbia Canada V5C 6T7
(Address of principal executive offices)

Registrant’s telephone number, including area code:  604-293-3933

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01.               Other Events.

The shareholders of Ableauctions.com Inc. approved the following actions at the annual general meeting that was held on December 30, 2009:

The acquisition of a 100% interest in Top Favour Limited (SinoCoking) by means of a share exchange transaction (the “Acquisition”) whereby in connection with the Acquisition the Company will issue up to 13.2 million shares of its common stock to the shareholders of SinoCoking, which will constitute approximately 97% of the Company’s common stock that will be outstanding after giving effect to the Acquisition.

The terms of a Plan of Liquidation whereby the Company has agreed to liquidate its assets, discharge its liabilities, and wind up the business conducted prior to the Acquisition, including its on-line liquidation services, real estate development business and related properties, as existing and outstanding immediately prior to the closing of the Acquisition.

The authorization to file, upon the successful consummation of the Acquisition, an Amendment to the Company’s articles of incorporation to effect a combination of the Company’s issued and outstanding common stock within a range of 1-for-20 to 1-for-50, the exact ratio to be determined by subsequent resolution of the board of directors.

The authorization to amend the Company’s articles of incorporation to effect a change to the Company’s name to “SinoCoking Coal & Coke Chemical Industries Inc.” in order to better reflect the operating business of the Company upon the completion of the Acquisition.

The issuance of shares in connection with a financing which may consist of debt or equity or a combination of both, involving the issuance of the Company’s securities for $50 million to $75 million in gross proceeds.

The shareholders also elected Abdul Ladha, Dr. David Vogt, Barrett Sleeman, and Michael Boyling as directors of the Company and ratified the selection of Cinnamon Jang Willoughby & Company, Chartered Accountants as the Company’s independent auditors for the fiscal year ending December 31, 2009.

Item 9.01                Financial Statements and Exhibits

                99           Press Release issued December 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABLEAUCTIONS.COM, INC.

/s/ Abdul Ladha
Abdul Ladha, Chief Executive Officer
Dated:  December 30, 2009